Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners Announces Record First Quarter 2025 Results

Record Oil, Natural Gas and NGL Revenues, Net Income of $25.9 million, Record Consolidated Adjusted EBITDA and Record Cash Available for Distribution

Q1 2025 Run-Rate Daily Production of 25,841 Boe/d (6:1) Including a Full-Quarter of Acquired Production; Exceeds Mid-Point of Guidance

Redeemed 50% of Outstanding Series A Cumulative Convertible Preferred Units, Further Simplifying Capital Structure and Reducing Cost of Capital

Borrowing Base and Aggregate Commitments on Kimbell's Secured Revolving Credit Facility Increased from $550 million to $625 million

Activity on Acreage Remains Robust with 90 Active Rigs Drilling Representing 16%1 Market Share of U.S. Land Rig Count

Announces Q1 2025 Cash Distribution of $0.47 per Common Unit, an Increase of 18% from Q4 2024 Representing a 15.8% Annualized Tax Advantaged Cash Yield2

FORT WORTH, Texas, May 8, 2025 – Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell” or the “Company”), a leading owner of oil and natural gas mineral and royalty interests in over 131,000 gross wells across 28 states, today announced financial and operating results for the quarter ended March 31, 2025.

First Quarter 2025 Highlights

•	Q1 2025 run-rate daily production of 25,501 barrels of oil equivalent (“Boe”) per day (6:1)

•	Includes 74 days of production from the Company’s $230 million acquisition from a private seller (the “Acquired Production”), which closed on January 17, 2025 with an effective date of October 1, 2024

•	Including a full Q1 2025 impact of the Acquired Production, the revenues of which will be received by the Company, run-rate production was 25,841 Boe per day (6:1)

•	Record Q1 2025 oil, natural gas and NGL revenues of $90.0 million

•	Including a full Q1 2025 impact of the Acquired Production, the revenues of which will be received by the Company, Q1 2025 oil, natural gas and NGL revenues were $91.6 million

•	Q1 2025 net income of approximately $25.9 million and net income attributable to common units of approximately $17.9 million

•	Record Q1 2025 consolidated Adjusted EBITDA of $75.5 million

•	Including a full Q1 2025 impact of the Acquired Production, the revenues of which will be received by the Company, consolidated Adjusted EBITDA was $77.1 million

1 Based on Kimbell rig count of 90 and Baker Hughes U.S. land rig count of 575 as of March 31, 2025.

2 Based on Kimbell’s closing price of $11.88 on May 7, 2025.

Kimbell Royalty Partners, LP – News Release

•	On May 7, 2025, Kimbell redeemed 50% of its Series A Cumulative Convertible Preferred Units outstanding, further simplifying its capital structure and reducing its cost of capital

•	On May 1, 2025, the borrowing base and aggregate commitments on Kimbell's secured revolving credit facility were increased from $550 million to $625 million in connection with its spring redetermination

•	As of March 31, 2025, Kimbell’s major properties[3] had 8.10 net DUCs and net permitted locations on its acreage (4.67 net DUCs and 3.43 net permitted locations) compared to an estimated 6.5 net wells needed to maintain flat production

•	As of March 31, 2025, Kimbell had 90 rigs actively drilling on its acreage, representing approximately 16% market share of all land rigs drilling in the continental United States as of such time

•	Announced a Q1 2025 cash distribution of $0.47 per common unit, an increase of 17.5% from Q4 2024, reflecting a payout ratio of 75% of cash available for distribution; implies a 15.8% annualized yield based on the May 7, 2025 closing price of $11.88 per common unit; Kimbell intends to utilize the remaining 25% of its cash available for distribution to repay a portion of the outstanding borrowings under Kimbell’s revolving credit facility

•	Kimbell affirms its financial and operational guidance ranges for 2025 previously disclosed in its Q4 2024 earnings release

Robert Ravnaas, Chairman and Chief Executive Officer of Kimbell Royalty GP, LLC, Kimbell’s general partner (the “General Partner”), commented, “We are beginning 2025 with several new milestones for Kimbell, which include records for oil, natural gas and NGL revenues, consolidated adjusted EBITDA and cash available for distribution for Q1 2025.  Other 2025 milestones so far include completing a highly attractive and accretive acquisition in the core of the Permian Basin on January 17, 2025, increasing the Company's borrowing base and elected commitments on the credit facility from $550 million to $625 million on May 1, 2025 and redeeming 50% of the Series A Cumulative Convertible Preferred Units on May 7, 2025, further simplifying our capital structure and reducing our cost of capital.  Even with the uncertainty occurring across the broader geopolitical landscape, activity on our acreage remains robust with 90 rigs actively drilling on our acreage as of March 31, 2025, representing 16% market share of all land rigs drilling in the lower 48.

“We are pleased to declare the Q1 2025 distribution of 47 cents per common unit, an increase of 17.5% from Q4 2024 and reflecting a 15.8% annualized tax advantaged yield based on Kimbell’s closing price on May 7, 2025. We estimate that approximately 70% of this distribution is expected to be considered return of capital and not subject to dividend taxes, further enhancing the after-tax return to our common unitholders.”

“As we look forward in 2025 and beyond, we remain bullish about the U.S. oil and natural gas royalty industry, our role as a leading consolidator in the sector and the prospects for Kimbell to generate long-term unitholder value."

3 These figures pertain only to Kimbell's major properties and do not include possible additional DUCs and permits from Kimbell's minor properties, which generally have a net revenue interest of 0.1% or below and are time consuming to quantify but, in the estimation of Kimbell's management, could add an additional 15% to Kimbell’s net inventory.

Kimbell Royalty Partners, LP – News Release

First Quarter 2025 Distribution and Debt Repayment

Today, the Board of Directors of the General Partner (the “Board of Directors”) approved a cash distribution payment to common unitholders of 75% of cash available for distribution for the first quarter of 2025, or $0.47 per common unit. The distribution will be payable on May 28, 2025 to common unitholders of record at the close of business on May 20, 2025. Kimbell plans to utilize the remaining 25% of cash available for distribution for the first quarter of 2025 to pay down approximately $16.9 million of the outstanding borrowings under its secured revolving credit facility.

Kimbell expects that approximately 70% of its first quarter 2025 distribution should not constitute dividends for U.S. federal income tax purposes, but instead are estimated to constitute non-taxable reductions to the basis of each distribution recipient’s ownership interest in Kimbell common units. The reduced tax basis will increase unitholders’ capital gain (or decrease unitholders’ capital loss) when unitholders sell their common units. The Form 8937 containing additional information may be found at www.kimbellrp.com under “Investor Relations” section of the site. Kimbell currently believes that the portion that constitute dividends for U.S. federal income tax purposes will be considered qualified dividends, subject to holding period and certain other conditions, which are subject to a tax rate of 0%, 15% or 20% depending on the income level and tax filing status of a unitholder for 2025. Kimbell believes these estimates are reasonable based on currently available information, but they are subject to change.

Financial Highlights

Kimbell’s first quarter 2025 average realized price per Bbl of oil was $70.34, per Mcf of natural gas was $3.68, per Bbl of NGLs was $26.02 and per Boe combined was $38.61.

During the first quarter of 2025, the Company’s total revenues were $84.2 million, net income was approximately $25.9 million and net income attributable to common units was approximately $17.9 million, or $0.20 per common unit.

Total first quarter 2025 consolidated Adjusted EBITDA was $75.5 million (consolidated Adjusted EBITDA is a non-GAAP financial measure. Please see a reconciliation to the nearest GAAP financial measures at the end of this news release).

In the first quarter of 2025, G&A expense was $9.6 million, $5.8 million of which was Cash G&A expense, or $2.52 per BOE (Cash G&A and Cash G&A per Boe are non-GAAP financial measures. Please see definition under Non-GAAP Financial Measures in the Supplemental Schedules included in this news release). Unit-based compensation in the first quarter of 2025, which is a non-cash G&A expense, was $3.9 million or $1.68 per Boe.

As of March 31, 2025, Kimbell had approximately $299.0 million in debt outstanding under its secured revolving credit facility, had net debt to first quarter 2025 trailing twelve month consolidated Adjusted EBITDA of approximately 0.9x and was in compliance with all financial covenants under its secured revolving credit facility. Kimbell had approximately $251.0 million in undrawn capacity under its secured revolving credit facility as of March 31, 2025.

Kimbell Royalty Partners, LP – News Release

On May 1, 2025, the borrowing base and aggregate commitments on Kimbell's secured revolving credit facility were increased from $550 million to $625 million in connection with its spring redetermination. In addition, on May 7, 2025, the Company redeemed 50% of its Series A Cumulative Convertible Preferred Units outstanding, further simplifying its capital structure and reducing its cost of capital. After giving effect to this redemption, along with the expected pay-down from the remaining 25% of Q1 2025 cash available for distribution, Kimbell expects to have approximately $462.1 million in debt outstanding under its secured credit facility, have net debt to first quarter 2025 trailing twelve month consolidated Adjusted EBITDA of approximately 1.5x and to be in compliance with all financial covenants under its secured credit facility.

As of March 31, 2025, Kimbell had outstanding 93,396,488 common units and 14,491,540 Class B units. As of May 8, 2025, Kimbell had outstanding 93,396,488 common units and 14,491,540 Class B units.

Production

First quarter 2025 run-rate average daily production was 25,501 Boe per day (6:1), which was composed of approximately 48% from natural gas (6:1) and approximately 52% from liquids (33% from oil and 19% from NGLs). Including a full Q1 2025 impact of the Acquired Production, the revenues of which will be received by the Company, run-rate production was 25,841 Boe per day (6:1).

Operational Update

As of March 31, 2025, Kimbell’s major properties had 808 gross (4.67 net) DUCs and 682 gross (3.43 net) permitted locations on its acreage. In addition, as of March 31, 2025, Kimbell had 90 rigs actively drilling on its acreage, which represents an approximate 15.7% market share of all land rigs drilling in the continental United States as of such time.

Basin	Gross DUCs as of March 31, 2025(1)	Gross Permits as of March 31, 2025(1)	Net DUCs as of March 31, 2025(1)	Net Permits as of March 31, 2025(1)
Permian	503	491	2.64	2.55
Eagle Ford	67	22	0.32	0.08
Haynesville	40	22	0.37	0.16
Mid-Continent	114	78	0.91	0.41
Bakken	70	67	0.31	0.22
Appalachia	2	1	0.02	0.00
Rockies	12	1	0.10	0.01
Total	808	682	4.67	3.43

(1)  These figures pertain only to Kimbell's major properties and do not include possible additional DUCs and permits from Kimbell's minor properties, which generally have a net revenue interest of 0.1% or below and are time consuming to quantify but, in the estimation of Kimbell's management, could add an additional 15% to Kimbell's net inventory.

Kimbell Royalty Partners, LP – News Release

Hedging Update

The following provides information concerning Kimbell’s hedge book as of March 31, 2025:

Fixed Price Swaps as of March 31, 2025
			Weighted Average
	Volumes		Fixed Price
	Oil	Nat Gas	Oil	Nat Gas
	BBL	MMBTU	$/BBL	$/MMBTU
2Q 2025	140,686	1,310,127	$67.64	$3.52
3Q 2025	136,068	1,261,964	$74.20	$3.74
4Q 2025	146,372	1,291,680	$68.26	$3.68
1Q 2026	146,880	1,296,000	$70.38	$4.07
2Q 2026	148,512	1,310,400	$70.78	$3.33
3Q 2026	150,144	1,324,800	$66.60	$3.42
4Q 2026	150,144	1,324,800	$63.33	$3.94
1Q 2027	151,470	1,321,920	$63.75	$4.46

Conference Call

Kimbell Royalty Partners will host a conference call and webcast today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss first quarter 2025 results. To access the call live by phone, dial 201-389-0869 and ask for the Kimbell Royalty Partners call at least 10 minutes prior to the start time. A telephonic replay will be available through May 15, 2025 by dialing 201-612-7415 and using the conference ID 13752275#. A webcast of the call will also be available live and for later replay on Kimbell’s website at http://kimbellrp.investorroom.com under the Events and Presentations tab.

Presentation

On May 8, 2025, Kimbell posted an updated investor presentation on its website. The presentation may be found at http://kimbellrp.investorroom.com under the Events and Presentations tab. Information on Kimbell’s website does not constitute a portion of this news release.

About Kimbell Royalty Partners, LP

Kimbell (NYSE: KRP) is a leading oil and gas mineral and royalty company based in Fort Worth, Texas. Kimbell owns mineral and royalty interests in over 17 million gross acres in 28 states and in every major onshore basin in the continental United States, including ownership in more than 131,000 gross wells. To learn more, visit http://www.kimbellrp.com.

Kimbell Royalty Partners, LP – News Release

Forward-Looking Statements

This news release includes forward-looking statements, in particular statements relating to Kimbell’s financial, operating and production results and prospects for growth (including financial and operational guidance), drilling inventory, growth potential, identified locations and all other estimates and predictions resulting from Kimbell’s portfolio review, the tax treatment of Kimbell's distributions, changes in Kimbell’s capital structure, future natural gas and other commodity prices and changes to supply and demand for oil, natural gas and NGLs. These and other forward-looking statements involve risks and uncertainties, including risks that the anticipated benefits of acquisitions are not realized and uncertainties relating to Kimbell’s business, prospects for growth and acquisitions and the securities markets generally, as well as risks inherent in oil and natural gas drilling and production activities, including risks with respect to potential declines in prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause operators to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow, risks relating to the impairment of oil and natural gas properties, risk related to changes in U.S. trade policy and the impact of tariffs, risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices, risks relating to Kimbell’s ability to meet financial covenants under its credit agreement or its ability to obtain amendments or waivers to effect such compliance, risks relating to Kimbell’s hedging activities, risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks relating to delays in receipt of drilling permits, risks relating to unexpected adverse developments in the status of properties, risks relating to borrowing base redeterminations by Kimbell’s lenders, risks relating to the absence or delay in receipt of government approvals or third-party consents, risks relating to acquisitions, dispositions and drop downs of assets, risks relating to Kimbell's ability to realize the anticipated benefits from and to integrate acquired assets, including the Acquired Production, risks relating to tax matters and other risks described in Kimbell's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”), available at the SEC's website at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as required by law, Kimbell undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell's filings with the SEC.

Contact:

Rick Black

Dennard Lascar Investor Relations

krp@dennardlascar.com

(713) 529-6600

– Financial statements follow –

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Condensed Consolidated Balance Sheet

(Unaudited, in thousands)

March 31,
2025
Assets:
Current assets
Cash and cash equivalents	$35,628
Oil, natural gas and NGL receivables	60,998
Accounts receivable and other current assets	2,755
Total current assets	99,381
Property and equipment, net	476
Oil and natural gas properties
Oil and natural gas properties (full cost method)	2,271,330
Less: accumulated depreciation, depletion and impairment	(1,054,916)
Total oil and natural gas properties, net	1,216,414
Right-of-use assets, net	4,869
Loan origination costs, net	4,728
Total assets	$1,325,868
Liabilities, mezzanine equity and unitholders' equity:
Current liabilities
Accounts payable	$5,474
Other current liabilities	7,883
Derivative liabilities	3,165
Total current liabilities	16,522
Operating lease liabilities, excluding current portion	4,653
Derivative liabilities	1,988
Long-term debt	298,996
Other liabilities	42
Total liabilities	322,201
Commitments and contingencies
Mezzanine equity:
Series A preferred units	316,397
Kimbell Royalty Partners, LP unitholders' equity:
Common units	594,231
Class B units	724
Total Kimbell Royalty Partners, LP unitholders' equity	594,955
Non-controlling interest in OpCo	92,315
Total unitholders' equity	687,270
Total liabilities, mezzanine equity and unitholders' equity	$1,325,868

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per-unit data and unit counts)

	Three Months Ended	Three Months Ended
	March 31, 2025	March 31, 2024
Revenue
Oil, natural gas and NGL revenues	$89,951	$87,499
Lease bonus and other income	311	439
Loss on commodity derivative instruments, net	(6,053)	(5,704)
Total revenues	84,209	82,234
Costs and expenses
Production and ad valorem taxes	5,375	6,532
Depreciation and depletion expense	31,118	38,167
Impairment of oil and natural gas properties	—	5,963
Marketing and other deductions	4,502	4,563
General and administrative expense	9,637	9,448
Total costs and expenses	50,632	64,673
Operating income	33,577	17,561
Other expense
Interest expense	(6,622)	(7,301)
Other expense	(12)	—
Net income before income taxes	26,943	10,260
Income tax expense	1,090	923
Net income	25,853	9,337
Distribution and accretion on Series A preferred units	(5,203)	(5,256)
Net income attributable to non-controlling interests	(2,774)	(891)
Distributions on Class B units	(14)	(21)
Net income attributable to common units of Kimbell Royalty Partners, LP	$17,862	$3,169

Basic	$0.20	$0.04
Diluted	$0.20	$0.04
Weighted average number of common units outstanding
Basic	89,682,038	72,112,056
Diluted	127,947,257	116,539,624

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP
Supplemental Schedules

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA, Cash G&A and Cash G&A per Boe are used as supplemental non-GAAP financial measures by management and external users of Kimbell’s financial statements, such as industry analysts, investors, lenders and rating agencies.  Kimbell believes Adjusted EBITDA is useful because it allows us to more effectively evaluate Kimbell’s operating performance and compare the results of Kimbell’s operations period to period without regard to its financing methods or capital structure.  In addition, management uses Adjusted EBITDA to evaluate cash flow available to pay distributions to Kimbell’s unitholders.  Kimbell defines Adjusted EBITDA as net income (loss), net of depreciation and depletion expense, interest expense, income taxes, impairment of oil and natural gas properties, non-cash unit-based compensation and unrealized gains and losses on derivative instruments.  Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.  Kimbell excludes the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within Kimbell’s industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.  Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of Adjusted EBITDA.  Adjusted EBITDA should not be considered an alternative to net income, oil, natural gas and natural gas liquids revenues, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Kimbell’s computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  Kimbell expects that cash available for distribution for each quarter will generally equal its Adjusted EBITDA for the quarter, less cash needed for debt service and other contractual obligations, tax obligations, and fixed charges and reserves for future operating or capital needs that the Board of Directors may determine is appropriate.

Kimbell believes Cash G&A and Cash G&A per Boe are useful metrics because they isolate cash costs within overall G&A expense and measure cash costs relative to overall production, which is a widely utilized metric to evaluate operational performance within the energy sector. Cash G&A is defined as general and administrative expenses less unit-based compensation expense. Cash G&A per Boe is defined as Cash G&A divided by total production for a period. Cash G&A should not be considered an alternative to G&A expense presented in accordance with GAAP. Kimbell’s computations of Cash G&A and Cash G&A per Boe may not be comparable to other similarly titled measures of other companies.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands)

	Three Months Ended	Three Months Ended
	March 31, 2025	March 31, 2024
Reconciliation of net cash provided by operating activities to Adjusted EBITDA and cash available for distribution
Net cash provided by operating activities	$54,153	$69,046
Interest expense	6,622	7,301
Income tax expense	1,090	923
Impairment of oil and natural gas properties	—	(5,963)
Amortization of right-of-use assets	(85)	(86)
Amortization of loan origination costs	(534)	(530)
Unit-based compensation	(3,861)	(3,684)
Forfeiture of restricted units	57	—
Loss on derivative instruments, net of settlements	(6,989)	(8,738)
Changes in operating assets and liabilities:
Oil, natural gas and NGL revenues receivable	15,074	(4,316)
Accounts receivable and other current assets	(17)	1,149
Accounts payable	938	(313)
Other current liabilities	(1,826)	847
Operating lease liabilities	61	92
Consolidated EBITDA	$64,683	$55,728
Add:
Impairment of oil and natural gas properties	—	5,963
Unit-based compensation	3,861	3,684
Loss on derivative instruments, net of settlements	6,989	8,738
Consolidated Adjusted EBITDA	$75,533	$74,113
Adjusted EBITDA attributable to non-controlling interest	(10,146)	(16,180)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$65,387	$57,933

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Less:
Cash interest expense	4,051	5,234
Cash distributions on Series A preferred units	4,163	3,800
Distributions on Class B units	14	21
Cash available for distribution on common units	$57,159	$48,878

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands, except for per-unit data and unit counts)

Three Months Ended
March 31, 2025
Net income	$25,853
Depreciation and depletion expense	31,118
Interest expense	6,622
Income tax expense	1,090
Consolidated EBITDA	$64,683
Unit-based compensation	3,861
Loss on derivative instruments, net of settlements	6,989
Consolidated Adjusted EBITDA	$75,533
Adjusted EBITDA attributable to non-controlling interest	(10,146)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$65,387

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Less:
Cash interest expense	4,051
Cash distributions on Series A preferred units	4,163
Distributions on Class B units	14
Cash available for distribution on common units	$57,159

Common units outstanding on March 31, 2025	93,396,488

Common units outstanding on May 20, 2025 Record Date	93,396,488

Cash available for distribution per common unit outstanding	$0.61

First quarter 2025 distribution declared (1)	$0.47

(1)  The difference between the declared distribution and the cash available for distribution is primarily attributable to Kimbell allocating 25% of cash available for distribution to pay outstanding borrowings under its secured revolving credit facility.  Additionally, Kimbell utilized approximately $1.6 million of cash flows expected to be received from the Q1 2025 Acquired Production from January 1, 2025 to January 16, 2025, to pay outstanding borrowings under its credit facility and to distribute the additional cash flows to common unitholders.  Revenues, production and other financial and operating results from the Q1 2025 acquisition will be reflected in Kimbell's condensed consolidated financial statements from January 17, 2025 onward.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands, except for per-unit data and unit counts)

Three Months Ended
March 31, 2024
Net income	$9,337
Depreciation and depletion expense	38,167
Interest expense	7,301
Income tax expense	923
Consolidated EBITDA	$55,728
Impairment of oil and natural gas properties	5,963
Unit-based compensation	3,684
Loss on derivative instruments, net of settlements	8,738
Consolidated Adjusted EBITDA	$74,113
Adjusted EBITDA attributable to non-controlling interest	(16,180)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$57,933

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Less:
Cash interest expense	5,234
Cash distributions on Series A preferred units	3,800
Distributions on Class B units	21
Cash available for distribution on common units	$48,878

Common units outstanding on March 31, 2024	74,646,476

Common units outstanding on May 13, 2024 Record Date	74,646,476

Cash available for distribution per common unit outstanding	$0.65

First quarter 2024 distribution declared (1)	$0.49

(1)  The difference between the declared distribution and the cash available for distribution is primarily attributable to Kimbell allocating 25% of cash available for distribution to pay outstanding borrowings under its secured revolving credit facility.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands)

	Three Months Ended
	March 31, 2025
Net income	$25,853
Depreciation and depletion expense	31,118
Interest expense	6,622
Income tax expense	1,090
Consolidated EBITDA	$64,683
Unit-based compensation	3,861
Loss on derivative instruments, net of settlements	6,989
Consolidated Adjusted EBITDA	$75,533

Q2 2024 - Q4 2024 Consolidated Adjusted EBITDA (1)	215,034
Trailing Twelve Month Consolidated Adjusted EBITDA	$290,567

Long-term debt (as of 3/31/25)	298,996
Cash and cash equivalents (as of 3/31/25) (2)	(25,000)
Net debt (as of 3/31/25)	$273,996

Net Debt to Trailing Twelve Month Consolidated Adjusted EBITDA	0.9	x

(1) Consolidated Adjusted EBITDA for each of the quarters ended June 30, 2024, September 30, 2024 and December 31, 2024 was previously reported in a news release relating to the applicable quarter, and the reconciliation of net income to consolidated Adjusted EBITDA for each quarter is included in the applicable news release.  This also includes the trailing twelve months pro forma results from the Q1 2025 acquisition that closed in January 2025 in accordance with Kimbell's secured revolving credit facility.

(2) In accordance with Kimbell's secured revolving credit facility, the maximum deduction of cash and cash equivalents to be included in the net debt calculation for compliance purposes is $25 million.